Exhibit 107

Calculation of Filing Fee Tables
Form S-8
Darden Restaurants, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, without par value	Other	2,600,000	$168.35	$437,710,000	0.00014760	$64,606.00
Total Offering Amounts:						$437,710,000		$64,606.00
Total Fee Offsets:								$0.00
Net Fee Due:								$64,606.00

Offering Note 1

(1) This Registration Statement registers the issuance of an additional 2,600,000 shares of common stock, without par value (“Common Stock”), of Darden Restaurants, Inc. (the “Registrant”) to be issued under the Darden Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended and restated as of September 18, 2024 (the “2015 Plan”). The offer and sale of shares of Common Stock, which have been or may be issued under the Plan, have previously been registered pursuant to a Registration Statement on Form S-8 (File No. 333-207060). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan to prevent dilution resulting from any stock splits, stock dividends, or similar transactions.

(2) Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been calculated on the basis of the average of the high and low prices per share of the Common Stock reported on the New York Stock Exchange on September 26, 2024.